Amendment to
                              Subadvisory Agreement

Schedule A of the Subadvisory Agreement between American Express Financial Corporation ("AEFC") and Lord, Abbett & Co., ("Subadviser"), dated June 7, 2001, is amended as of December 12, 2003 to read as follows:

     Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds:

          o For AXP Partners Value Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated December 1, 2002)

                Average Daily Net Assets                      Rate
                First $200 million                            35 bp
                Next $200 million                             27 bp
                Thereafter                                    25 bp

     For the combined assets of:

          o AXP Partners Small Cap Core Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated December 2, 2002), and

          o AXP Discovery Fund, a series of AXP Discovery Series, Inc. (agreement between the Fund and AEFC dated December 1, 2002)

                Average Daily Net Assets                      Rate
                First $100 million                            65 bp
                Next $100 million                             60 bp
                Thereafter                                    55 bp

     When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets AXP Partners Value Fund are $250 million, a rate of 35 bp would apply to $200 million and a rate of 27 bp would apply to $50 million.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below.

AMERICAN EXPRESS                            LORD, ABBETT & CO.
FINANCIAL CORPORATION


By: /s/ Paula R. Meyer                      By: Lawrence H. Kaplan
    -------------------                         -------------------
        Signature                                      Signature

        Paula R. Meyer                      Name:  Lawrence H. Kaplan
                                                   ------------------
        Senior Vice President and                       Printed
        General Manager - Mutual Funds
                                            Title: Member
                                                        Printed